SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

MICHAEL FOODS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-112714	13-4151741
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 CARLSON PARKWAY SUITE 400 MINNETONKA, MINNESOTA	55305
(Address of principal executive offices)	(Zip Code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Michael Foods, Inc. (“the Company”) announced on May 21, 2010 that its parent, M-Foods Holdings, Inc. (“Holdings”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 20, 2010, by and among Holdings, MFI Midco Corporation (“Buyer”), MFI Acquisition Corporation (“Merger Sub”) and Michael Foods Investors, LLC, solely as representative for Holdings’ stockholders. Buyer and Merger Sub are affiliates of GS Capital Partners. Other than equity that is owned by current and former members of management, Holdings is owned by Michael Foods Investors, LLC, and Michael Foods Investors, LLC is owned by investment funds affiliated with or otherwise related to Thomas. H. Lee Partners, L.P. (collectively, “THL”).

Subject to the terms and conditions in the Merger Agreement, Merger Sub will merge with and into Holdings (the “Merger”), with Holdings continuing as the surviving corporation as a wholly-owned subsidiary of Buyer.

The transaction values the Company at approximately $1.7 billion. At the effective time of the Merger, each share of common stock of Holdings issued and outstanding immediately prior to the effective time (other than shares held by Holdings, Buyer and certain affiliates of Buyer, which will be cancelled) will be converted into a right to receive cash consideration in accordance with the terms of the Merger Agreement.

The Merger Agreement and the Merger have been unanimously approved by Holdings’ Board of Directors and have been unanimously approved by Holdings’ stockholders.

The Merger is conditioned on, among other things, including the other conditions discussed below, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and repayment of the indebtedness outstanding under the Company’s Amended and Restated Credit Agreement, dated as of May 1, 2009. The Merger Agreement contains customary representations, warranties and covenants of the parties.

The Merger Agreement requires Holdings to commence tender offers for the Holdings 9.75% senior discounted notes due 2013 and the Company 8% senior subordinated notes due 2013. The closing of the Merger is conditioned on Holdings receiving affirmative tender for not less than 50.1% of the aggregate principal of the 9.75% notes and not less than 50.1% of the aggregate principal of the 8% notes.

THL will retain a portion of its beneficial ownership of Holdings, subject to terms and conditions set forth in the related documentation, and the closing of the Merger is subject to THL retaining such beneficial ownership. It is anticipated that THL will continue to beneficially own approximately twenty percent of Holdings.

The Company’s senior management team will remain in place following the close of the transaction.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, the assertions embodied in those representations, warranties and covenants are qualified by information in confidential disclosure letters that the parties have exchanged in connection with signing the Merger Agreement. The disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 8.01.	Other Events.

On May 21, 2010, the Company issued a news release announcing that Holdings had entered into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of May 20, 2010, by and among M-Foods Holdings, Inc., MFI Midco Corporation, MFI Acquisition Corporation and Michael Foods Investors, LLC, solely as representative for the stockholders of M-Foods Holdings, Inc.

99.1	News release issued by the Company on May 21, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 21, 2010	MICHAEL FOODS, INC.

	By:	/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr.
Its: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of May 20, 2010, by and among M-Foods Holdings, Inc., MFI Midco Corporation, MFI Acquisition Corporation and Michael Foods Investors, LLC, solely as representative for the stockholders of M-Foods Holdings, Inc.

99.1	News release issued by the Company on May 21, 2010.

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